Dear Maynard,

On March 17, 1998, CSK Auto Corporation awarded to you stock options to purchase 216,635 shares of CSK Auto common stock at an exercise price of $20.00/share with a three year vesting schedule. These options were repriced and re-granted pursuant to a Stock Option Agreement effective February 9, 2002 at an exercise price of $11.00/share (the “Option Contract”). This letter agreement, which is being entered into contemporaneously with an amendment to your Employment Agreement, is intended to amend the exercise period relative to such options upon your Retirement (as defined below) from the Company. Capitalized terms not defined herein shall have the meaning ascribed to in the Option Contract.

Prior to the execution of this letter agreement, pursuant to the terms of your stock option grant, the vested portion of the grant shall expire upon the thirtieth (30th) day following the seventh (7th) anniversary of the Effective Date unless (i) at any time prior to an Approved Sale, you are terminated without Cause (as defined in your Employment Agreement), you cease to be employed by CSK or a Subsidiary due to death or Permanent Disability (as defined in your Employment Agreement) or you resign for Good Reason (as defined in your Employment Agreement), in which case the vested portion of the grant shall expire 180 days following the Termination Date, (ii) you resign other than for Good Reason or are terminated for Cause from employment by CSK, in which case the vested portion of the grant shall expire at 5:00 p.m. Phoenix time on the second business day after the date of such termination.

In view of your past services, notwithstanding any other provision of the Option Contract, if you cease to be an employee or director of the Company or any subsidiary or parent of the Company by reason of retirement (provided that you have attained the age of 65 and the sum of your age and years of service with the Company is 75 or higher) (herein, “Retirement”), the stock options shall remain exercisable for (and, subject to federal securities laws, including laws regarding insider trading, and any other exercise restrictions set forth in the governing stock option plan and contract, as modified by this letter agreement, may be exercised at any time during), and shall expire (unless exercised), six months after such termination of employment, but in no event later than December 31, 2007. In the event of termination for any other reason, the original terms of the Option Contract shall govern.

In order to satisfy certain requirements under the federal tax code in connection with the afore-described modification of your options, your signature below is deemed to be an acceptance of CSK Auto’s offer to modify the exercise period and term for these stock options.

Please note that CSK Auto is not providing here nor will it provide tax, legal or financial advice. You are urged to consult your own advisors in connection with taking any action with respect to your stock options.

CSK AUTO CORPORATION

By: Dale Ward Executive Vice President	Date

Maynard Jenkins	Date

Tax Identification No. / Soc. Sec. No.